Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Earnings

Whippany, New Jersey, February 2, 2017 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 24, 2016.

Net income for the first quarter of fiscal 2017 was $34.5 million, or $0.57 per Common Unit, compared to net income of $12.3 million, or $0.20 per Common Unit, in the prior year first quarter.

Adjusted EBITDA (as defined and reconciled below) increased $17.1 million to $84.3 million for the first quarter of fiscal 2017, compared to $67.2 million in the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We are very pleased with our results for the first quarter of fiscal 2017 -- an increase of $17.1 million, or 25%, in Adjusted EBITDA compared to the prior year first quarter.  The record warm temperatures from the fiscal 2016 heating season carried over into the first two months of the quarter, which created a slow start to the winter.  However, when more seasonable and, in some areas, colder than normal, temperatures arrived throughout much of our service territories in mid- December, customer demand increased and our volumes responded strongly.”

Mr. Stivala continued, “Additionally, the steps we took during fiscal 2016 to further streamline our operating model and drive efficiencies resulted in cost savings in the first quarter of this year. Accordingly, the improvement in Adjusted EBITDA resulted from a combination of higher volumes sold, effective margin management in a rising commodity price environment and lower expenses.”

Retail propane gallons sold in the first quarter of fiscal 2017 of 118.6 million gallons increased 8.8 million gallons, or 8.1%, compared to the prior year first quarter.  Sales of fuel oil and other refined fuels in the first quarter of fiscal 2017 increased 0.4 million gallons, or 5.2%, compared to the prior year first quarter. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2017 were 14% warmer than  normal, yet 11% cooler than the prior year first quarter.  The cooler temperatures arrived in December 2016 following a two month period of October and November 2016 that experienced temperatures that were 31% warmer than normal.

Revenues in the first quarter of fiscal 2017 of $317.3 million increased $41.5 million, or 15.0%, compared to the prior year first quarter, primarily due to higher volumes sold and higher retail selling prices associated with higher wholesale product costs. Average posted propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2017 were 38.8% higher than the prior year first quarter. Cost of products sold for the first quarter of fiscal 2017 of $118.2 million increased $25.7 million, or 27.7%, compared to $92.5 million in the prior year first quarter, primarily due to higher wholesale product costs and higher volumes sold. Cost of products sold for the first quarter of fiscal 2017 included a $0.5 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $1.2 million unrealized (non-cash) loss in the prior year first quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $114.4 million for the first quarter of fiscal 2017 were $6.0 million, or 5.0%, lower than the prior year first quarter, primarily due to steps taken during the prior fiscal year to streamline operations and reduce our cost structure, as well as continued operating efficiencies identified in fiscal 2017.  Additionally, operating and general and administrative expenses in the prior year first quarter included a $3.0 million charge for a product liability claim.   Depreciation and amortization expense of $31.3 million decreased $0.4 million, or 1.2%, compared to the prior year first quarter. Net interest expense of $18.8 million decreased marginally compared to the prior year first quarter. During the first quarter of fiscal 2017, the Partnership utilized cash on hand and borrowings under its revolving credit facility to fund working capital needs and ended the quarter with a modest increase of $3.4 million in borrowings under the revolver.

Mr. Stivala concluded, “As stated at the end of fiscal 2016, the fundamentals of our business are strong and our approach toward balance sheet management is a differentiator for us. With increasing customer demand from cooler weather, coupled with our continued focus on managing the things that we can control, we look forward to building on the momentum created by our first quarter performance.  Our operations personnel will continue to focus on delivering superior service to our customers, executing on our growth and retention initiatives and seeking opportunities to further drive operating efficiencies.”

As previously announced on January 19, 2017, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended December 24, 2016. On an annualized basis, this distribution rate equates to $3.55 per Common Unit. The distribution is payable on February 7, 2017 to Common Unitholders of record as of January 31, 2017.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 675 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2016 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 24, 2016 and December 26, 2015

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 24, 2016	December 26, 2015
Revenues
Propane	$269,459	$231,475
Fuel oil and refined fuels	22,096	20,688
Natural gas and electricity	13,067	11,674
All other	12,685	12,020
	317,307	275,857

Costs and expenses
Cost of products sold	118,165	92,506
Operating	99,349	104,871
General and administrative	15,047	15,498
Depreciation and amortization	31,261	31,638
	263,822	244,513
Operating income	53,485	31,344
Interest expense, net	18,831	18,893

Income before provision for income taxes	34,654	12,451
Provision for income taxes	165	185

Net income	$34,489	$12,266

Net income per Common Unit - basic	$0.57	$0.20
Weighted average number of Common Units outstanding - basic	61,042	60,745

Net income per Common Unit - diluted	$0.56	$0.20
Weighted average number of Common Units outstanding - diluted	61,232	60,961

Supplemental Information:
EBITDA (a)	$84,746	$62,982
Adjusted EBITDA (a)	$84,287	$67,192
Retail gallons sold:
Propane	118,601	109,764
Refined fuels	9,012	8,565
Capital expenditures:
Maintenance	$3,118	$4,686
Growth	$3,710	$8,266

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 24, 2016	December 26, 2015
Net income	$34,489	$12,266
Add:
Provision for income taxes	165	185
Interest expense, net	18,831	18,893
Depreciation and amortization	31,261	31,638
EBITDA	84,746	62,982
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(459)	1,210
Product liability settlement	-	3,000
Adjusted EBITDA	$84,287	$67,192

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.